SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            SCHEDULE 14C INFORMATION

              INFORMATION STATEMENT PURSUANT TO SECTION 14C OF THE
                        SECURITIES EXCHANGE ACT OF 1934

[X] Filed by the Registrant       [ ] Filed by a Party other than the Registrant

Check the appropriate box:
[ ] Preliminary Information Statement
[X] Definitive Information Statement Only
[ ] Confidential, for Use of the Commission (as permitted by Rule 14c)

                         FAST EDDIE RACING STABLES, INC.
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                (Name of Registrant as Specified In Its Charter)

Name of Person(s) Filing Information Statement, if other than Registrant:

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Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14C-5(g) and 0-11.

(1)  Title of each class of securities to which transaction applies:

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(2)  Aggregate number of securities to which transaction applies:

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(3)  Per unit price or other underlying value of transaction  computed  pursuant to Exchange Act Rule 0-11 (Set forth the amount of which the filing fee is calculated and state how it was determined):

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(4)  Proposed maximum aggregate value of transaction:

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(5)  Total fee paid:

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[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided  by  Exchange  Act
    Rule 0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1)   Amount previously paid:
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    2)   Form, Schedule or Registration Statement No.:
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    3)   Filing Party:
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    4)   Date Filed:
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                         Fast Eddie Racing Stables Inc.
                              211 West Wall Street
                            Midland, Texas 79701-4556

        Written Consent Relating to Reverse Split of Common Capital Stock

     NOTICE IS HEREBY GIVEN that we have received written consents in lieu of a meeting from shareholders representing approximately 70% of our outstanding shares of common stock approving a one share for twenty shares reverse split of the company's common stock, par value $.001 per share, with fractural shares rounded up to the nearest whole share

                        WE ARE NOT ASKING YOU FOR A PROXY
                  AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

     As of the close of business on January 18, 2005, the record date for shares entitled to notice of the reverse split, there were 5,000,000 shares of our common stock outstanding. Each share of our common stock is entitled to one vote in connection with the reverse stock split. Prior to the mailing of this Information Statement, holders of approximately 70% of our outstanding shares of common stock signed a written consent approving the one share for twenty shares reverse stock split. As a result of the reverse split, the total number of issued and outstanding shares of our common stock will be decreased from 5,000,000 shares to 250,000 shares.

By Order of the Board of Directors,


/s/ Glenn A. Little
-------------------------------------
Glenn A. Little, Chief Executive Officer

January 18, 2005

SUMMARY

Transaction:      One share for twenty shares reverse stock split.

Purpose: To facilitate our efforts to effect a business combination with a private company that has ongoing business operations.

                  The purpose of this Information Statement is to inform those holders of our common stock who have not given us their written consent to the foregoing corporate action and its effects.

Record Date:      January 18, 2005.

Exchange Ratio:   Each twenty shares of common stock outstanding will become one share of common stock as of the effective date of the reverse stock split with fractional shares rounded up to the nearest whole share.

Effective Date:   On or about February 18, 2005

STOCK OWNERSHIP

     The following table sets forth information as of January 18, 2005 regarding the beneficial ownership of our common stock (i) by each person or group known by our management to own more than 5% of the outstanding shares of our common stock, (ii) by each director, and officer, and (iii) by all directors and executive officers as a group. Unless otherwise noted, each person has sole voting and investment power over the shares indicated below, subject to applicable community property laws.

                                                  Shares Beneficially Owned

                                                    Before           After
Name                                              Stock Split     Stock Split
----                                              -----------     -----------
Glenn A. Little                                    3,554,500        177,725
211 West Wall Street
Midland, Texas 79701-4556

All Officers and Directors                         3,554,500        177,725
as a group (1 Person)

GENERAL

     The Board of Directors unanimously adopted a resolution seeking shareholder approval to effect a one share for twenty shares reverse stock split of our common stock with fractional shares rounded up to the nearest whole share. Holders of a majority of our common stock approved the Board's recommendation to

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effect a one share for twenty shares  reverse stock split by written  consent in lieu of meeting on January 18, 2005.

     The reverse stock split, when implemented, will not change the number of authorized shares of common stock or the par value of the common stock. Except for any changes as a result of the treatment of fractional shares, each shareholder who owns twenty or more shares will hold the same percentage of common stock outstanding immediately following the reverse stock split as such shareholder did immediately prior to the reverse stock split.

     By reducing the number of shares of our common stock that is issued and outstanding from 5,000,000 to approximately 250,000 shares, we believe that we will be better positioned to effect a business strategy of entering into a business combination with a private entity that has current business operations so as to enhance the value of our common stock.

     The company may be referred to as a shell corporation. Shell corporations have zero or nominal assets and typically no stated or contingent liabilities. Private companies wishing to become publicly trading may wish to merge with a shell (a reverse merger) whereby the shareholders of the private company become the majority of the shareholders of the combined company. The private company may purchase for cash all or a portion of the common shares of the shell corporation from its major shareholders. Typically, the board and officers of the private company become the new board and officers of the combined company and often the name of the private company becomes the name of the combined company.

     At the present time, we have not reached any agreement or definitive understanding with any person concerning an acquisition.

     The company's search will be directed toward enterprises that have a desire to become public corporations. In addition these enterprises may wish to satisfy, either currently or in the reasonably near future, the minimum tangible asset requirement in order to qualify shares for trading on NASDAQ or on an exchange such as the American Stock Exchange. The company intends to concentrate its acquisition efforts on businesses that it believes may realize a substantial benefit from being publicly owned.

     The company does not propose to restrict its search for investment opportunities to any particular geographical area or industry, and may, therefore, engage in essentially any business, to the extent of its limited resources. This includes industries such as service, finance, natural resources, manufacturing, high technology, product development, medical, communications and others. The company's discretion in the selection of business opportunities is unrestricted, subject to the availability of such opportunities, economic conditions, and other factors.

     To a large extent, a decision to participate in a specific business opportunity may be made upon management's analysis of the quality of the other company's management and personnel, the anticipated acceptability of new

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products  or  marketing  concepts,  the  merit  of  technological  changes,  the perceived benefit the business opportunity will derive from becoming a publicly held entity, and numerous other factors which are difficult, if not impossible, to analyze through the application of any objective criteria. In many instances, it is anticipated that the historical operations of a specific business opportunity may not necessarily be indicative of the potential for the future because of a variety of factors, including, but not limited to, the possible need to expand substantially, shift marketing approaches, change product emphasis, change or substantially augment management, raise capital and the like.

     It is anticipated that the company will not be able to diversify, but will essentially be limited to the acquisition of one business opportunity because of the company's limited financing. This lack of diversification will not permit the company to offset potential losses from one business opportunity against profits from another.

     The analysis of business opportunities will be undertaken by or under the supervision of the company's officers and directors, none of who are professional business analysts. Although there are no current plans to do so, management might hire an outside consultant to assist in the investigation and selection of business opportunities, and might pay a finder's fee. Since management has no current plans to use any outside consultants or advisors to assist in the investigation and selection of business opportunities, no policies have been adopted regarding use of such consultants or advisors, the criteria to be used in selecting such consultants or advisors, the services to be provided, the term of service, or the total amount of fees that may be paid. However, because of the limited resources of the company, it is likely that any such fee the company agrees to pay would be paid in stock and not in cash.

     Otherwise,  in  analyzing  potential  business  opportunities,   management
anticipates that it will consider, among other things, the following factors:

     1. Potential for growth and profitability indicated by new technology, anticipated market expansion, or new products;

     2. The company's perception of how any particular business opportunity will be received by the investment community and by the company's shareholders;

     3. Whether, following the business combination, the financial condition of the business opportunity would be, or would have a significant prospect in the foreseeable future of becoming, sufficient to enable the securities of the company to qualify for listing on an exchange or on a national automated securities quotation system, such as NASDAQ, so as to permit the trading of such securities to be exempt from the requirements of Rule 15g-9 adopted by the Securities and Exchange Commission.

     4. Capital requirements and anticipated availability of required funds, to be provided by the company or from operations, through the sale of additional securities, through joint ventures or similar arrangements, or from other sources;

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     5. The extent to which the business opportunity can be advanced;

     6. Competitive position as compared to other companies of similar size and experience within the industry segment as well as within the industry as a whole;

     7. Strength and diversity of existing management or management prospects that are scheduled for recruitment;

     8. The cost of participation by the company as compared to the perceived tangible and intangible values and potential; and

     9. The accessibility of required management expertise, personnel, raw materials, services, professional assistance, and other required items.

     No one of the factors described above will be controlling in the selection of a business opportunity, and management will attempt to analyze all factors appropriate to each opportunity and make a determination based upon reasonable investigative measures and available data. Potentially available business opportunities may occur in many different industries and at various stages of development, all of which will make the task of comparative investigation and analysis of such business opportunities extremely difficult and complex. The company is unable to predict when it may participate in a business opportunity.

CERTAIN RISKS ASSOCIATED WITH THE REVERSE STOCK SPLIT

     There is no assurance that once the reverse split is effected we will be able to consummate a business combination.

     The market price per new share of common stock after the reverse stock split (the "New Shares") may not rise or remain constant in proportion to the reduction in the number of old shares of common stock outstanding before the reverse stock split ("Old Shares"). Accordingly, the total market capitalization of common stock after the reverse stock split may be lower than the total market capitalization before the reverse stock split. In the future, the market price of common stock following the reverse stock split may not equal or exceed the market price prior to the reverse stock split. In many cases, the total market capitalization of a company following a reverse stock split is lower than the total market capitalization before the reverse stock split.

PRINCIPAL EFFECTS OF THE REVERSE STOCK SPLIT

Corporate Matters

     The reverse stock split will affect all shareholders who hold at least twenty shares uniformly and may marginally affect such shareholders' percentage ownership interests in the company, after giving effect to the rounding up of fractional shares. We will continue to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended.

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
AUTHORIZED SHARES

     Upon the effectiveness of the reverse stock split, the number of authorized shares of common stock that are not issued or outstanding would increase due to the reduction in the number of shares of common stock issued and outstanding based on the reverse stock split ratio. As of January 18, 2005, we had 100,000,000 shares of common stock authorized and 5,000,000 shares of common stock outstanding. Authorized but unissued shares will be available for issuance, and we may issue such shares in financings or otherwise. If we issue additional shares, the ownership interest of holders of common stock may also be diluted.

ACCOUNTING MATTERS

     The reverse stock split will not affect the par value of the common stock. As a result, as of the effective time of the reverse stock split, the stated capital on our balance sheet attributable to our common stock will be reduced proportionately based on the reverse stock split ratio and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of our common stock will be restated because there will be fewer shares of our common stock outstanding.

POTENTIAL ANTI-TAKEOVER EFFECT

     The increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of the Board of Directors or contemplating a tender offer or other transaction for the combination of us with another company). The reverse stock split proposal is not being proposed in response to any effort by a third party of which we are aware to accumulate our shares of common stock or obtain control of our company, nor is it part of a plan by management to recommend a series of similar amendments to our Board of Directors and shareholders.

NO DISSENTERS' RIGHTS

     Under the Florida General Corporation Law, shareholders are not entitled to dissenters' rights with respect to the reverse stock split, and we will not independently provide shareholders with any such right.

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
FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT

     The following summary of certain material federal income tax consequences of the reverse stock split does not purport to be a complete discussion of all of the possible federal income tax consequences of the reverse stock split and is included for general information only. Further, it does not address any state, local or foreign income or other tax consequences. Also, it does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the provisions of the United States federal income tax law as of the date hereof, which is subject to change retroactively as well as prospectively. This summary also assumes that the Old Shares were, and the New Shares will be, held as a "capital asset," as defined in the Internal Revenue Code of 1986, as amended (i.e., generally, property held for investment). The tax treatment of a shareholder may vary depending upon the particular facts and circumstances of such shareholder. Each shareholder is urged to consult with such shareholder's own tax advisor with respect to the tax consequences of the reverse stock split.

     No gain or loss should be recognized by a shareholder as a result of the reverse stock split. The aggregate tax basis of the shares as a number of the reverse stock split will be the same as the shareholder's aggregate tax basis before the revenue split.

     Our view regarding the tax consequences of the reverse stock split is not binding on the Internal Revenue Service or the courts. ACCORDINGLY, EACH SHAREHOLDER SHOULD CONSULT WITH HIS OR HER OWN TAX ADVISOR WITH RESPECT TO ALL OF THE POTENTIAL TAX CONSEQUENCES TO HIM OR HER OF THE REVERSE STOCK SPLIT.

                      MARKET FOR THE COMPANY'S COMMON STOCK

     Our common stock has previously traded on the Over the Counter Bulletin Board under the symbol FEST. There has been no public trading in the Company's common stock for several years and there can be no assurance that a public trading market in the Company's common stock will develop after the reverse split.

                        ADDITIONAL AVAILABLE INFORMATION

     We are subject to the information and reporting requirements of the Securities Exchange Act of 1934 and in accordance with such act we file periodic reports, documents and other information with the Securities and Exchange Commission relating to our business, financial statements and other matters. Such reports and other information may be inspected and are available for copying at the offices of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 or may be accessed at www.sec.gov.

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